Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is hereby made this 12th day of August, 2020, between UroGen Pharma, Inc., a wholly owned subsidiary (the “Subsidiary”) of UroGen Pharma, Ltd. (the “Parent”, and the Subsidiary and the Parent together, the “Company”), and Jason Smith (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.

Employment by the Company.

1.1

Position.

Executive shall serve as the Company’s General

Counsel/Chief Compliance Officer/Corporate Secretary. Executive’s employment with the Company shall commence on August 31, 2020 (the “Start Date”). During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for (i) approved outside activities (e.g., charitable activities, conferences, events, etc.), and (ii) approved vacation periods, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise permitted by this Agreement.

1.2

Duties and Location. Executive shall perform such duties as are typically required by a General Counsel/Chief Compliance Officer/Corporate Secretary, and will have day-to-day responsibility for all legal and compliance activities of the company.

Executive will report to the Company’s Chief Executive Officer. Executive’s primary work location will be the Company’s Princeton, NJ office (or company’s corporate headquarters location).

1.3

Policies and Procedures. The employment relationship between the

Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement shall control.

2.

Compensation.

2.1Salary.

For services to be rendered hereunder, Executive shall

receive a base salary at the rate of $425,000.00 per year (the “Base Salary”), subject to

Exhibit 10.3

standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2

Signing Bonus. The Company will pay Executive a one-time Signing

Bonus of $100,000.00, such payment is subject to standard payroll deductions and withholdings. The Signing Bonus will be paid to Executive in advance of being earned, within thirty (30) days after your Start Date. You will earn the Signing Bonus if you remain continuously employed with the Company through the one-year anniversary of your Start Date. If your employment with the Company terminates for any reason prior to the one-year anniversary of your Start Date, you agree to repay the entire Start Bonus paid to you by the Company in advance of becoming earned.

2.3

Annual Bonus. Executive will be eligible for an annual discretionary bonus, with an annual target of 50% of Executive’s Base Salary (the “Annual Bonus”), pro-

rated in the case of a partial calendar year. Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company, with input from the Company’s Board of Directors, in its sole discretion based upon the Company’s and Executive’s achievement of goals and objectives to be determined on an annual basis by the Company in a manner consistent with other senior management. Except as outlined in Section 5.2, Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the following year.

3.

Standard Company Benefits. Executive shall be eligible to participate in all employee benefit programs which are made available generally to the Company’s U.S.- based senior executive group, on a basis comparable to such group. Employee shall be eligible to receive two hundred hours (200) paid time off (PTO) hours annually, in accordance with the Company’s paid time off policy. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time, provided that such cancellation or change is generally applicable to the Company’s U.S.-based senior executive group participating in such plan or program.

4.

Equity.

4.1

Subject to approval by the Board of Directors of the Parent, Executive shall be granted an option to purchase 60,000 of the Company’s ordinary shares, par value NIS 0.01 (the “Ordinary Shares”) in the Parent at the fair market value on the date of grant (the “Option”) and 25,000 restricted stock units of the Parent (the “RSU”). The Option and RSU shall be governed in all respects by the terms of the governing plan documents and option and restricted stock agreements between Executive and the Parent. Employee equity grants are made periodically at the discretion of the board of directors, typically on a quarterly basis. These equity grants are intended to be a material inducement to your acceptance of employment with the company. The Option and RSU will vest over 3 years - 1/3 will vest on the first anniversary of the Vesting Commencement Date, and 1/3 of the Option and RSU will vest annually thereafter for the remaining two (2) years. Executive will be eligible for consideration for annual grants of additional equity awards pursuant to the

Exhibit 10.3

process applicable to other members of the executive leadership team, with the terms of any such grants to be determined in the sole discretion of the Board. Target value of annual awards are at the discretion of the board but will target range equal to target bonus value.

i.e. 50% of annual salary.

5.

Termination of Employment; Severance.

5.1

At-Will Employment. Executive’s employment relationship is at-

will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2

Termination By Company Without Cause; Termination by

Executive With Good Reason; Death or Disability

(i) The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Executive may terminate his/her employment at any time for Good Reason, as defined below. Executive’s employment with the Company may also be terminated due to Executive’s death or Disability. For this purpose, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and shall be determined in the good faith and reasonable discretion of the Board.

(ii)

In the event Executive’s employment with the Company is

terminated by the Company without Cause, by the Executive for Good Reason, or by reason of Executive’s death or Disability, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following Severance Benefits:

(a)

The Company shall pay Executive, as severance, the

equivalent of six (6) months of Executive’s base salary in effect as of the date of Executive’s employment termination (without taking into account any reduction in salary constituting Good Reason), subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 6) has become effective.

(b)

The Company shall pay Executive a pro-rata bonus

through the date of termination, which bonus shall be paid only to the extent earned based on actual Company performance, not to exceed 100% of the target (with any individual performance component deemed achieved), on the date in the year following termination on which bonuses are paid to other senior executives of the Company (but in any event prior to

Exhibit 10.3

March 15 of such year), provided the Separation Agreement (as discussed in Paragraph 6) has become effective.

(c)

The Company shall pay Executive any annual bonus

earned with respect to the year preceding the year of termination, if not already paid by the date of termination, which amount shall be paid on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 6) has become effective.

(d)

The vesting of any of the Executive’s unvested

restricted shares and options, including the Option, shall be accelerated by one (1) quarter, such that 8.33% of the then-unvested restricted shares and options shall be deemed immediately vested and exercisable as of Executive’s last day of employment.

(e)

The Company shall reimburse Executive the amount

of any COBRA continuation premium payments made by Executive during the six (6) month period following the date of termination, or the period ending when Executive becomes eligible for comparable group medical benefits coverage from another source (whichever comes first).

5.3

Resignation

by

the

Executive

WithoutGood

Reason;

Termination by the Company for Cause

(i)

The Company may terminate Executive’s employment with

the Company at any time for Cause and Executive may resign at any time.

(ii)

If Executive resigns or the Company terminates Executive’s

employment for Cause, then (i) Executive will no longer vest in additional unvested portions in the Option and the RSU, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any Severance Benefits. In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6.

Conditions to Receipt of Severance Benefits. The receipt of the Severance

Benefits will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation

Agreement”).

No Severance Benefits will be paid or provided until the Separation

Agreement becomes effective. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.

Benefits in Connection with a Change of Control.

7.1

Termination of Employment in Connection with a Change of

Control. If there is a Change of Control (as defined below) and (i) Executive’s employment

Exhibit 10.3

is terminated Without Cause (as defined below), or (ii) Executive terminates his/her employment with Good Reason (as defined below), in either case within three months prior to, or 24 months following the effective date of the Change of Control, and provided a Separation Agreement (as discussed in Section 6) has become effective, then, in substitution for any benefits provided in Section 5.2, Executive shall be entitled to the following benefits:

(A) a lump sum payment equal to the sum of (y) 12 months of Executive’s then-current annual Base Salary and (z) 100% of the current target bonus percentage of Executive’s current annual Base Salary, to be made not later than 60 days following Executive’s date of termination; and (B) the amount of any COBRA continuation premium payments made by Executive during the twelve (12) month period following the date of termination, or the period ending when Executive becomes eligible for comparable group medical benefits from another source (whichever comes first). For avoidance of doubt, under no circumstances shall Executive receive benefits under both this Section 7.1 and Section 5.2.

7.2 Acceleration of Options; Change of Control. In the event of a  Change of Control (as defined below) that occurs prior to Executive’s termination of employment, 100% of the Options and the RSU that have not yet become exercisable or vested shall become exercisable and vested immediately prior to the closing of the Change of Control.

8.

Section 409A.It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall

Exhibit 10.3

be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9.

Definitions.

9.1

Change of Control. For purposes of this Agreement, “Change of

Control” shall mean: the acquisition of the Company or the Parent by another entity by means of any transaction or series of related transactions approved by the Board of Directors of the Parent to which the Parent is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Parent outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of Ordinary Shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions.

9.2

Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) commission of any felony, or other crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company;

(d) intentional and material damage to any property of the Company; (e) misconduct or other violation of Company policy that causes material harm to the Company; (f) material breach of any material written agreement with the Company or any material written Company policy; and (g) conduct by Executive which in the good faith and reasonable determination by the Board of Directors demonstrates gross unfitness to serve. An event described in (c), (d), (f) and (g) shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

9.3

Good Reason. For purposes of this Agreement, “Good Reason” for resignation will mean: (a) a material reduction in Executive’s responsibilities, authorities,

title or reporting relationship; (b) the requirement that Executive relocate to a location outside of the New York-Newark-Jersey City, NY-NJ-PA Metropolitan Statistical Area, as defined by the U.S. Office of Management and Budget; or (c) material breach by the Company of any material agreement between Executive and the Company, including this Agreement. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company’s Board or Chief Executive Officer within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation. Executive must then allow the Company at least 45 days from receipt of such written notice to cure such event, and if such event is not reasonably cured by the Company within such 45 day period (the “Cure Period”), the Executive must then

Exhibit 10.3

resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the Cure Period.

10.

Proprietary Information Obligations.As a condition of employment,

Executive shall execute and abide by the Company’s standard form of Employee Proprietary

Information,Inventions,Non-SolicitationandNon-CompetitionAgreement “Confidentiality Agreement”).

(the

11.

Outside Activities During Employment

11.1

Non-Company Business. Except with the prior written consent of the Company, which will not unreasonably be withheld, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

12. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address:

https://www.jamsadr.com/rules-employment-arbitration/);

provided,

however,

this

arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for

Exhibit 10.3

the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. Except as modified in the Confidential Information Agreement, each party is responsible for  its  own  attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

13.

General Provisions.

13.1

Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3

Waiver.

Any waiver of any breach of any provisions of this

Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4

Complete Agreement.

This Agreement, together with the

Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

Exhibit 10.3

13.5

Counterparts.

This Agreement may be executed in separate

counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

13.6

Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7 Successors and Assigns. This Agreement is intended to bind and  inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of her duties hereunder and he may not assign any of her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.8

Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.9

Insurance and Indemnification. The Company agrees to indemnify

Executive in accordance with Company policy and applicable laws with respect to any acts or omissions Executive may have committed in her capacity as an office holder of the

Company, and to include her in the Company’s existing D&O insurance policy in accordance with Company policy and applicable laws.

13.10Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New Jersey.

Exhibit 10.3

/s/ Jason Smith

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

UROGEN PHARMA, INC.

By:

Liz Barrett

Chief Executive Officer

EXECUTIVE

Jason Smith

/s/ Liz Barrett